SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                   FORM 15


 Certification and Notice of Termination of Registration Under Section 12(g) of
   the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                        Commission File Number 33-63044

                                  VALCOR, INC.

            (Exact name of registrant as specified in its charter)


     5430 LBJ Freeway, Suite 1700, Dallas, TX  75240-2697  (972) 233-1700

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        9 5/8% Senior Notes Due 2003

            (Title of each class of securities covered by this Form)

                                     None

             (Title of all other classes of securities for which a
                    duty to file reports under section 13(a)
                               or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)        [ ]      Rule 12h-3(b)(1)(ii)       [ ]
        Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)        [ ]
        Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)       [ ]
        Rule 12g-4(a)(2)(ii)       [ ]      Rule 15d-6                 [X]
        Rule 12h-3(b)(1)(i)        [ ]

        Approximate number of holders of record as of the certification or notice date: 14

        Pursuant to the requirements of the Securities Exchange Act of 1934, Valcor, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            VALCOR, INC.

DATE:   September 19, 1997                  BY:   /s/ Bobby D. O'Brien

                                                  Bobby D. O'Brien
                                                  Vice President